Exhibit 23.1

                CONSENT OF GOLDSTEIN GOLUB KESSLER & Company P.C.

     We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated May 7, 1998, on the consolidated balance sheet of The Ashton Technology Group, Inc. and Subsidiaries as of March 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended, which report appears in the March 31, 1998 annual report on Form 10-KSB of The Ashton Technology Group, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "experts" in such Prospectus.



GOLDSTEIN GOLUB KESSLER & Company P.C.
New York, New York
June 29, 1998